                                               EXHIBIT E to EXHIBIT 10(xiv)


September 10, 1993


Mr. Carl W. Neun
3530 Lakeview Blvd
Lake Oswego, OR  97035

Dear  Mr. Neun:

           Tektronix, Inc., an Oregon corporation (the "Company"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.

           In order to induce you to accept employment with the Company and to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a "change in control" of the Company under the circumstances described below.

      1.   Agreement to Provide Services; Right to Terminate.

           (i) Except as otherwise provided in paragraph (ii) below, the Company or you may terminate your employment at any time, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.

           (ii) In the event of a tender offer or exchange offer by a Person (as hereinafter defined) for more than 25 percent of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), including shares of Common Stock of the Company

(the "Company Shares"), you agree that you will not leave the employ of the Company (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Company, as defined in Section 3 hereof, has occurred. For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company or any employee benefit plan(s) sponsored by the Company.

      2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until December 31, 1993; provided, however, that commencing on January 1, 1994 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1 date, the Company or you shall have given notice that this Agreement shall not be extended; and provided, further, that this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a change in control of the Company, as defined in Section 3 hereof, shall have occurred during such term. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to a change in control of the Company as defined in Section 3 hereof. In addition, the Company may terminate this Agreement during your employment if, prior to a change in control of the Company as defined in Section 3 hereof, you cease to hold your current position with the Company, except by reason of a promotion.

      3. Change in Control. For purposes of this Agreement, a "change in control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25 percent or more of the combined voting power of the Company's Voting Securities or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause
(b), considered as though such person were a member of the Incumbent Board. Notwithstanding anything in the foregoing to the contrary, no change in control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring, directly or indirectly, 25 percent or more of the combined voting power of the Company's Voting Securities.

      4. Termination Following Change in Control. If any of the events described in Section 3 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in paragraph (iii) of Section 5 hereof upon the termination of your employment within twenty-four (24) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).

           (i) Disability. Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full-time basis for one hundred eighty
(180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full-time performance of your duties.

           (ii) Retirement. Termination by you or by the Company of your employment based on "Retirement" shall mean termination on your normal retirement date as set forth in the Company's Pension Plan (or any successor or substitute plan or plans of the Company put into effect prior to a change in control).

           (iii) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (a) the willful and continued failure by you to perform substantially your reasonably assigned duties with the Company consistent with those duties assigned to you prior to the change in control (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or President of the Company which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this paragraph (iii), no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in knowing bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the corporation.

Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof in detail.

           (iv) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on:

                (A) a change in your status, title, position(s) or responsibilities as an officer of the Company which, in your reasonable judgment, does not represent a promotion from your status, title, position(s) and responsibilities as in effect immediately prior to the change in control, or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status, title or position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s), except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason;

                (B) a reduction by the Company in your base salary as in effect immediately prior to the change in control;

                (C) the failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the change in control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the change in control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the change in control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control;

                (D) the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the change in control;

                (E) the Company's requiring you to be based anywhere other than where your office is located immediately prior to the change in control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the change in control;

                (F) the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 6 hereof; or

                (G) any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this Agreement, "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

           (v) Notice of Termination. Any purported termination by the Company or by you following a change in control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

           (vi) Date of Termination. "Date of Termination" following a change in control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (b) if your employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if your employment is to be terminated by you or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than ninety (90) days after the date on which a Notice of Termination is given, unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Ter-mination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 13 hereof.

      5.   Compensation Upon Termination or During Disability.

           (i) During any period following a change in control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accord-ance with paragraphs 4(i) and 4(vi) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

           (ii) If your employment shall be terminated for Cause following a change in control of the Company, the Company shall pay you your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement.

           (iii) If, within twenty-four (24) months after a change in control of the Company shall have occurred, as defined in Section 3 above, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason based on an event occurring concurrent with or subsequent to a change of control, then, by no later than the fifth day following the Date of Termination (except as otherwise provided), you shall be entitled, without regard to any contrary provisions of any Plan, to a severance benefit (the "Severance Benefit") consisting of the Specified Benefits (as defined below in this Section 5(iii)) unless you would receive a greater after-tax benefit from the Capped Benefit (as defined in the next sentence), in which case the Severance Benefit shall be the Capped Benefit. The Capped Benefit is the Specified Benefits, reduced by the amount necessary to prevent any portion of the Specified Benefits from being "parachute payments" as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("IRC"), or any successor provision. For purposes of determining whether you would receive a greater after-tax benefit from the Capped Benefit than from the Specified Benefits, there shall be taken into account all payments and benefits you will receive upon a change in control of the Company, including accelerated vesting of options, stock bonuses and other awards under the Company's stock option and stock incentive plans (collectively, excluding the Severance Benefit, the "Change of Control

Payments"). To determine whether your after-tax benefit from the Capped Benefit would be greater than your after-tax benefit from the Specified Benefits, there shall be subtracted from the sum of the before-tax
Severance Benefit and the Change of Control Payments (including the monetary value of any non-cash benefits) any excise tax that would be imposed under IRC Section 4999 and all federal, state and local taxes required to be paid by you in respect of the receipt of such payments, assuming that such payments would be taxed at the highest marginal rate applicable to individuals in the year in which the Severance Benefit is to be paid or such lower rate as you advise the Company in writing is applicable to you.
The Specified Benefits are as follows:

           (A) the Company shall pay your full base salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to you (including amounts which previously had been deferred at your request);

           (B) as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to you in a single payment an amount in cash equal to three times your annual base salary at the rate in effect just prior to the time a Notice of Termination is given;

           (C) the Company shall maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (a) two years after the Date of Termination or
      (b) the commencement date of equivalent benefits from a new employer all life, accidental death, medical and dental insurance plans or programs in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans and you continue to pay an amount equal to your regular contribution for such participation, if any. If, at the end of two years after the Termination Date you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange, at its sole cost and expense, to enable you to convert you and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions. In the event that your participation in any such Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (C) or, if such insurance is not avail-able at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans.

           (D) the Company shall pay you for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to your annual base salary as in effect immediately prior to the time a Notice of Termination is given divided by 2080;

           (E) you shall be entitled to purchase from the Company at the Company's cost less accumulated depreciation any Company-owned automobile which had been designated for your use prior to the time a Notice of Termination is given;

           (F) the Company shall reimburse you for costs you incur at any time during the first twelve (12) months following the Date of Termination in a single move anywhere in the continental United States; moving to include packing, shipping, insurance (valuation not to exceed $150,000) and temporary storage (not to exceed six months) for up to 20,000 pounds of household goods;

           (G) the Company shall purchase your residence (which shall mean a dwelling owned by you in which you resided at the time a Notice of Termination is given) or shall assist you in the sale of your residence as follows:

                (i) The Company will purchase your residence subject to the terms hereof. Within ninety (90) days following the Date of Termination you may request determination of a purchase price of your residence by written notice to the Company. You and the Company shall each select a qualified and recognized appraiser with appropriate professional designation within ten
           (10) days of receipt of the notice by the Company. If the higher of the two appraisals rendered by the designated appraisers does not exceed 105 percent of the lower of the two appraisals, the purchase price of the residence shall equal the average of the two appraisals. If the higher appraisal exceeds 105 percent of the lower appraisal, a third appraiser shall be selected jointly by you and the Company, and the purchase price of the residence shall equal the average of the two closest appraisals. The Company shall give you written notice of the purchase price upon its determination, and shall immediately purchase your residence at the determined purchase price if you submit a written request for purchase to the Company within the sixty (60) day period following the date of receipt of notice of the purchase price. If you do not submit a written request for purchase within the 60-day period, the Company's obligation to purchase your residence will expire.

                (ii) Upon receiving notice of the purchase price determined under (i) above, you may attempt to sell your residence yourself.

                (iii)     If you sell your residence to the
           Company or sell it yourself within the 60-day period following the date on which notice is received, the Company will reimburse you for costs you incurred incident to the sale, including: reimbursement of actual brokerage fees up to a maximum of seven percent of the selling price; mortgage prepayment penalty fees, if any; state and county transfer taxes normally paid by the seller; owners' title insurance charges normally paid by the seller; and revenue stamp and appraisal fees, if any. Evidence of these expenses must be submitted to the Company for approval and supported by copies of all closing papers. The income tax consequences of such reimbursements will be your responsibility. The Company shall have no obligation to reimburse you for costs incident to sale of your residence if you have entered into an exclusive listing commitment with respect to sale of the residence and the commitment extends beyond the 60-day period following the date you receive notice of the purchase price unless approval of the Company for such longer commitment period has been obtained.

                (iv) If you decide to rent or lease your residence the Company shall not be obligated to purchase it nor to reimburse you for costs incident to any subsequent sale.

           (iv) Except as specifically provided above, the amount of any payment provided for in this Section 5 shall not reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or
                                       9
otherwise. Your entitlements under subparagraph (5)(iii) are in addition to, and not in lieu of, any rights, benefits or entitlements you may have under the terms or provisions of any Plan.

      6.   Successors; Binding Agreement.

           (i) Upon your written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assent prior to or at the time a Person becomes a Successor shall constitute Good Reason for termination by you of your employment and, if a change in control of the Company has occurred, shall entitle you immedi-ately to the benefits provided in paragraph (iii) of Section 5 hereof upon delivery by you of a Notice of Termination which the Company, by executing this Agreement, hereby assents to. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities or otherwise.

           (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

      7. Employee's Commitment. You agree that subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company or any subsidiary or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 7 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

      8. Fees and Expenses. The Company shall pay all legal fees and related expenses incurred by you as a result of (i) your termination following a change in control of the Company (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or (ii) your seeking to obtain or enforce any right or benefit provided by this Agreement.

      9. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6(ii), 7, 8 and 13 of this Agreement shall survive termination of this Agreement.

      10. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

      12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13.

      14. Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

      15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

           If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Agreed to this  10th day       Sincerely,

of  September, 1993            Tektronix, Inc.


/s/ Carl W. Neun               By:  /s/ J.J. Meyer
- - --------------------           -------------------------
Carl W. Neun                   Jerome J. Meyer
                               Chairman and Chief Executive Officer